SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 0-12375


                           NOTIFICATION OF LATE FILING

     (Check  One): [x] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [ ] Form 10-Q
                   [ ] Form N-SAR

     For Period Ended: April 1, 2000
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     [  ] Transition Report on Form 10-K    [  ] Transition Report on Form 10-Q
     [  ] Transition Report on Form 20-K    [  ] Transition Report on Form N-SAR
     [  ] Transition Report on Form 11-K

     For the Transition Period Ended: not applicable
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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above,
identify the Item(s) to which the notification relates:      not applicable
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                         Part I. Registrant Information

Full name of registrant             Peaches Entertainment Corporation
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Former name if applicable                  not applicable
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Address of principal executive office (street and number)
                      1180 East Hallandale Beach Boulevard
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City, State and Zip Code              Hallandale, Florida 33009
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                         Part II, Rule 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               Part III. Narrative

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

     The  registrant's  Annual Report on Form 10-K could not be filed within the
     prescribed   period  due  to  delays  in   assembling   certain   financial
     information.

                           Part IV. Other Information

     (1) Name and telephone number of person to contact in regard to this notification

     Jason Wolk                         954                       454-5554
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      (Name)                        (Area code)              (Telephone number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

                                                    [x] Yes        [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    [ ] Yes        [x] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Not applicable.


                        Peaches Entertainment Corporation
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    June 29, 2000        By  /s/Jason Wolk
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                                  Executive Vice-President, Chief Financial and
                                  Accounting Officer, Treasurer